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                                                                      EXHIBIT 12

                    PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (U.S. dollar amounts in millions)



                                                                         Year Ended December 31,
                                                       -------------------------------------------------------

                                                       1998             1997        1996        1995       1994
                                                       ----             ----        ----        ----       ----
Earnings from continuing
  operations before income taxes                     $1,016            $ 468       $ 838      $1,136      $1,271

Less: Equity in undistributed
  net income (loss) of companies
  owned less than 50%                                    58              (32)          5           7           8
                                                     ------            -----       -----      ------      ------
                                                        958              500         833       1,129       1,263
Add:

  Amortization of previously
     capitalized interest
                                                         12               12          11          10           8
  Fixed charges included in the above:
     Interest and amortization of debt
     expense
                                                         49               58*         82         121         139
  Rental expense representative
    of an interest factor                                28               38          37          35          35
                                                     ------            -----       -----      ------      ------
Earnings from continuing operations
  before income taxes and fixed
  charges                                            $1,047            $ 608*      $ 963      $1,295      $1,445
                                                     ======            =====       =====      ======      ======
Interest incurred and amortization
  of debt expense                                    $   84            $  90       $ 115      $  149      $  164

Rental expense representative of an
  interest factor                                        28               38          37          35          35
                                                     ------            -----       -----      ------      ------
Total fixed charges                                  $  112            $ 128       $ 152      $  184      $  199
                                                     ======            =====       =====      ======      ======


Ratio of earnings to fixed charges                      9.3              4.8*        6.3         7.0         7.2
                                                     ======            =====       =====      ======      ======


*Revised from Form 10-K.





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